EXHIBIT 4.1

                           JACKSONVILLE BANCORP, INC.
                      AMENDMENT NO. 1 TO STOCK OPTION PLAN

WHEREAS, this Corporation's Board of Directors approved a proposal to amend the Corporation's Stock Option Plan (the "Plan") on March 6, 2002; and

WHEREAS, on April 24, 2002, at the Corporation's Annual Meeting, the amendment to the Plan was approved by the Corporation's shareholders; and

WHEREAS, the amendment increases the number of shares of the Corporation's common stock (the "Common Stock") reserved for issuance under the Plan by 15% of the total number of shares subscribed for in the rights offering ending April 30, 2002; and

WHEREAS, the Corporation sold 225,000 units which resulted in the issuance of 450,000 shares of Common Stock in the rights offering thereby increasing the number of shares of Common Stock reserved for issuance under the Plan by 67,500;

NOW, THEREFORE, the Amendment is hereby adopted to evidence the amendment of the Plan recommended by the Board of Directors and approved by the shareholders.

      1.    Section 1.5 is hereby amended to read as follows:

            LIMITATION ON AWARDS. The aggregate number of shares of Common Stock reserved for issuance pursuant to the exercise of options, which may be granted or issued under the terms of the Plan may not exceed 220,099 shares. The maximum number of shares of Common Stock that may be the subject of awards to an eligible participant may not exceed 40,000 shares (subject to adjustment under Section 5.2) during any fiscal year. Whenever any outstanding grant or portion thereof expires, is cancelled or forfeited or is otherwise terminated for any reason without having been exercised or vested, or without payment having been made in respect of the entire grant, the Common Stock allocable to the expired, forfeited, canceled or otherwise terminated portion of the grant may again be the subject of further grants hereunder.

      2. All other provisions of the plan shall not be affected hereby and shall remain in full force and effect.

            Jacksonville Bancorp, Inc.

            /s/ Gilbert J. Pomar, III
            ------------------------------------
            Gilbert J. Pomar, III, President and
            Chief Executive Officer